Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-228988) of Evoqua Water Technologies Corp. IPO Restricted Stock Units, the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan, and the Evoqua Water Technologies Corp. Employee Stock Purchase Plan of Evoqua Water Technologies Corp. of our reports dated November 25, 2019, with respect to the consolidated financial statements and schedule of Evoqua Water Technologies Corp., and the effectiveness of internal control over financial reporting of Evoqua Water Technologies Corp. included in this Annual Report (Form 10-K) for the year ended September 30, 2019.

November 25, 2019
Pittsburgh, Pennsylvania